May 3, 2010
FOR IMMEDIATE RELEASE
Investor Contact:  Mark Warren (205) 298-3220
Media Contact:  David Donaldson (205) 298-3220

VULCAN ANNOUNCES FIRST QUARTER RESULTS

Birmingham, Alabama – May 3, 2010 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, announced results today for the first quarter ended March 31, 2010.

First Quarter Summary and Comparisons with the Prior Year
•	Net earnings were a loss of $39 million, or $0.31 per diluted share.
•	EBITDA was $59 million.
•	Aggregates shipments declined 14 percent, reducing earnings $0.18 per diluted share.
•	The average price for aggregates increased 1 percent with wide variations across markets.
•	Unit cost for diesel fuel increased 48 percent, reducing earnings $0.03 per diluted share.
•	Selling, administrative and general (SAG) expenses decreased 3 percent after excluding a $9.2 million charge for the fair market value of donated real estate.
•	The sale of non-strategic operations increased earnings $0.18 per diluted share.
•	Total contract awards for highway construction increased 37 percent in Vulcan-served states.

Commenting for the Company, Don James, Vulcan’s Chairman and Chief Executive Officer, stated, “The overall economy is improving.  Leading measures of economic activity such as real gross domestic product (GDP), industrial production and single-family housing starts have improved in recent months.  Demand for our products recovered in March after a very weak start in January and February reflecting extremely wet weather and record snow falls.  Aggregates shipments in March were 4 percent higher than in March of the prior year – the first year-over-year monthly increase in four years.  This pattern continued in April as aggregates shipments were 9 percent higher than the prior year’s level, with increases in most key markets.

“We are encouraged by the increased contract award activity and are optimistic that the restoration of regular federal funding for highways through the HIRE Act and the momentum of stimulus-related highway projects in Vulcan-served states will benefit demand for our products in 2010.  Contract awards are a leading indicator of future construction activity.  Total contract awards for highway construction in Vulcan-served states, including awards for federal, state and local projects, increased 37 percent from the prior year’s first quarter level.  This year-over-year increase follows a 13 percent year-over-year increase in Vulcan-served states in the fourth quarter of 2009.

“Throughout the recession, we have managed our business to maximize cash generation.  We further reduced inventory levels of aggregates during the first quarter.  While this action negatively affected GAAP earnings, it increased cash generation and better positions us to increase production and earnings as demand increases.”

May 3, 2010
FOR IMMEDIATE RELEASE

First Quarter Operating Results Commentary
First quarter aggregates earnings were lower than the prior year’s level due to reduced shipments as well as the negative effects of higher energy costs and lower production levels.  Aggregates shipments declined 14 percent from the prior year due to weak demand in private construction and adverse weather in most key markets.  Key Vulcan-served markets in the mid-Atlantic, Southeast, Southwest and West regions were hampered by an unusually large amount of snow and rain throughout the quarter, particularly in January and February.  Lower aggregates shipments reduced first quarter EBITDA by approximately $28 million versus the prior year.  The 1 percent year-over-year increase in the average selling price for aggregates continues to reflect wide variations across Vulcan-served markets.  Some major markets realized price improvement from the prior year well above the Company average, while pricing in other markets remained challenging.

Segment earnings in asphalt were lower than the prior year due mostly to lower selling prices, a 27 percent increase in the unit cost for liquid asphalt and the earnings effect of lower volumes.  Last year’s first quarter average unit cost of liquid asphalt reflected the cyclical low point following the sharp spike in the fall of 2008 driven by higher energy prices.  Selling prices for asphalt mix generally lag increasing liquid asphalt costs and further were held in check due to competitive pressures.  Segment earnings in concrete declined due to lower selling prices and reduced volumes.  Cement earnings were higher than the prior year’s first quarter due to lower production costs and a 4 percent increase in sales volumes.

Selling, administrative and general expenses in the first quarter included a $9.2 million noncash charge for the fair market value of donated real estate.  Excluding the effects of the donated real estate from the current year’s first quarter, SAG expenses declined 3 percent from the prior year.

The $8.4 million difference between the fair value of the donated real estate and the carrying value was recorded as a gain on sale of property, plant & equipment.  Additionally, the Company recorded a pretax gain of approximately $39 million, or $0.18 per diluted share, on the sale in March of three non-strategic aggregates facilities in rural Virginia.

All results are unaudited.

Outlook Highlights and Commentary
Commenting on the Company’s outlook, Mr. James stated, “Key drivers of the demand for our products are improving.  First, from the perspective of the overall economy, GDP in the U.S. increased in the third and fourth quarters of 2009 and further growth is predicted in 2010.  Additionally, every Vulcan-served state but one reported year-over-year growth in gross state product in the third quarter of 2009 – a marked improvement from the first quarter of 2009 when the same states each reported year-over-year declines.  In the most recent data for the fourth quarter of 2009, every Vulcan-served state reported growth in gross state product.  In past economic cycles, demand for aggregates has improved as GDP has grown during the initial years of economic recovery.

“Leading indicators of future demand such as contract awards for residential and highway construction have continued to improve in recent months – both supported by and benefiting from federal stimulus spending.  Through March 2010, the Federal Highway Administration reported approximately $20 billion of stimulus-related highway projects under construction with another $6 billion of funds obligated but not yet under construction.  During this same time period, only 26 percent of the total stimulus funds obligated for highways have been spent – which bodes well for increased construction activity from federal stimulus spending in 2010 and 2011.  Initially, Vulcan-served states lagged the rest of the country in obligating and awarding stimulus-related highway projects.  From March to the end of September 2009, contract awards for highways in Vulcan-served states were up 7 percent versus 26 percent for the remaining states.  In the six months ended March 2010, contract awards for highways were up 26 percent in Vulcan-served states versus 23 percent for other states.  The above-average increase in our states during the six months ended March 2010 provides encouragement that construction activity in our states should improve in 2010.

May 3, 2010
FOR IMMEDIATE RELEASE

“Overall, our outlook for aggregates demand in 2010 continues to reflect an increase in highway and other public infrastructure-related construction activity due primarily to stimulus-related funding and the restoration of regular federal funding for highways through the HIRE Act signed into law in March 2010.  As expected, regular federal funding for highways and contract authority was restored through the end of 2010 to an annualized level consistent with fiscal year 2009 under SAFETEA-LU, the federal transportation bill that expired September 30, 2009.  Additionally, residential construction contract awards in the first quarter increased 41 percent from the prior year in Vulcan-served states, albeit from low levels.  Continued weakness is expected in private nonresidential construction.  Due mostly to the level of contract awards for highway construction in our states, we expect aggregates shipments in the remaining three quarters of 2010 to be 4 to 10 percent higher than the prior year.  As a result, full year aggregates volumes are expected to be flat to up 5 percent from 2009 levels on a same store basis.  For the full year 2010, we expect aggregates pricing to be flat to up 2 percent from the prior year.

“In our asphalt business, we expect sales volumes in the remaining nine months of 2010 to increase from the prior year, offsetting the 9 percent decline reported in the first quarter.  As a result, full year asphalt volumes in 2010 are expected to be flat with the prior year.  Pricing for asphalt mix is expected to be flat compared with 2009 levels while unit costs for liquid asphalt are projected to continue to increase from current levels.  As a result, we expect lower material margins for the full year in asphalt when compared with the prior year.  In concrete, we expect sales volumes to remain flat with the prior year and pricing to decline modestly, reflecting continued weakness in private nonresidential construction.  In our cement business, we expect earnings to improve modestly from a slight loss in the prior year.

“Our employees have effectively managed the business during this downturn to maximize cash flows.  These efforts have not only included minimizing costs but have also included management of working capital.  Total inventory at the end of the first quarter was reduced $32 million, or 9 percent, from the prior year.  Accounts receivable, measured in days sales outstanding, remained in-line with the prior year’s first quarter.

“Debt reduction and achieving target debt ratios remain a priority use of cash flows.  Notwithstanding lower earnings in the first quarter, total debt was reduced during the quarter.  For the full year, we expect capital spending of approximately $125 million, up from $110 million spent in 2009 but down sharply from the $353 million spent in 2008.

“Our available production capacity positions Vulcan to participate efficiently and effectively in the $50 to $60 billion of stimulus-related construction, including significant remaining portions of the $27 billion for highways and bridges.  We expect approximately 75 percent of stimulus-related highway demand for our products to occur during 2010 and 2011.  By that time, we expect demand from private construction activity to be improving, accelerating the earnings leverage of the company.”

May 3, 2010
FOR IMMEDIATE RELEASE

Conference Call
Vulcan will host a conference call at 9:00 a.m. CDT on May 4, 2010.  Investors and other interested parties in the U.S. may access the teleconference live by calling 866.761.0749 approximately 10 minutes before the scheduled start.  International participants can dial 617.614.2707.  The access code is 90136698.  A live webcast will be available via the Internet through Vulcan's home page at www.vulcanmaterials.com.  The conference call will be recorded and available for replay approximately two hours after the call through May 11, 2010.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those projected.  These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; changes in the level of private spending for residential and nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing for our products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by the Company; volatility in pension plan asset values which may require cash contributions to the pension plans; the timing and amount of any future payments to be received under the 5CP earn-out contained in the agreement for the divestiture of the Company's Chemicals business; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; the Company’s ability to secure and permit aggregates reserves in strategically located areas; the Company’s ability to manage and successfully integrate acquisitions; the impact of the global economic recession on our business and financial condition and access to the capital markets; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions; and other assumptions, risks and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year.  Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements.

Table A

Vulcan Materials Company
and Subsidiary Companies

	(Amounts and shares in thousands,
	except per share data)

	Three Months Ended
Consolidated Statements of Earnings	March 31
(Condensed and unaudited)	2010	2009

Net sales	$464,534	$567,895
Delivery revenues	28,730	32,399
Total revenues	493,264	600,294

Cost of goods sold	463,640	490,288
Delivery costs	28,730	32,399
Cost of revenues	492,370	522,687

Gross profit	894	77,607
Selling, administrative and general expenses	86,495	79,717
Gain on sale of property, plant & equipment
and businesses, net	48,371	2,503
Other operating income (expense), net	460	(1,719)
Operating (loss)	(36,770)	(1,326)

Other income (expense), net	1,378	(1,075)
Interest income	489	795
Interest expense	43,783	43,919
Loss from continuing operations
before income taxes	(78,686)	(45,525)
Benefit from income taxes	(34,212)	(13,270)
Loss from continuing operations	(44,474)	(32,255)
Earnings (loss) on discontinued operations, net of tax	5,727	(525)
Net loss	$(38,747)	$(32,780)
Basic earnings (loss) per share:
Continuing operations	$(0.35)	$(0.29)
Discontinued operations	0.04	(0.01)
Net loss per share	$(0.31)	$(0.30)

Diluted earnings (loss) per share:
Continuing operations	$(0.35)	$(0.29)
Discontinued operations	0.04	(0.01)
Net loss per share	$(0.31)	$(0.30)

Weighted-average common shares
outstanding:
Basic	126,692	110,598
Assuming dilution	126,692	110,598
Cash dividends declared per share
of common stock	$0.25	$0.49
Depreciation, depletion, accretion and
amortization	$94,197	$99,315
Effective tax rate from continuing operations	43.5%	29.1%

Table B

Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)

Consolidated Balance Sheets	March 31	December 31	March 31
(Condensed and unaudited)	2010	2009	2009

Assets
Cash and cash equivalents	$35,940	$22,265	$47,446
Restricted cash	3,643	-	-
Medium-term investments	4,109	4,111	11,530
Accounts and notes receivable:
Accounts and notes receivable, gross	300,648	276,746	339,197
Less: Allowance for doubtful accounts	(9,236)	(8,722)	(9,134)
Accounts and notes receivable, net	291,412	268,024	330,063
Inventories:
Finished products	246,632	261,752	292,776
Raw materials	22,430	21,807	29,023
Products in process	4,663	3,907	4,857
Operating supplies and other	33,876	37,567	35,164
Inventories	307,601	325,033	361,820
Deferred income taxes	56,990	57,967	70,442
Prepaid expenses	51,538	50,817	60,840
Assets held for sale	14,839	15,072	-
Total current assets	766,072	743,289	882,141
Investments and long-term receivables	33,298	33,283	28,011
Property, plant & equipment:
Property, plant & equipment, cost	6,627,203	6,653,261	6,649,867
Less: Reserve for depr., depl. & amort.	(2,834,162)	(2,778,590)	(2,560,199)
Property, plant & equipment, net	3,793,041	3,874,671	4,089,668
Goodwill	3,093,979	3,093,979	3,084,922
Other intangible assets	681,872	682,643	672,871
Other assets	106,620	105,085	80,406
Total assets	$8,474,882	$8,532,950	$8,838,019

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$325,344	$385,381	$311,689
Short-term borrowings	300,000	236,512	667,000
Trade payables and accruals	128,974	121,324	138,939
Other current liabilities	154,479	113,109	154,432
Liabilities of assets held for sale	425	369	-
Total current liabilities	909,222	856,695	1,272,060
Long-term debt	2,101,147	2,116,120	2,536,211
Deferred income taxes	863,678	887,268	926,016
Other noncurrent liabilities	537,835	620,845	619,386
Total liabilities	4,411,882	4,480,928	5,353,673
Shareholders' equity:
Common stock, $1 par value	127,693	125,912	110,556
Capital in excess of par value	2,444,732	2,368,228	1,750,688
Retained earnings	1,681,624	1,752,240	1,806,603
Accumulated other comprehensive loss	(191,049)	(194,358)	(183,501)
Shareholders' equity	4,063,000	4,052,022	3,484,346
Total liabilities and shareholders' equity	$8,474,882	$8,532,950	$8,838,019

Table C
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)

	Three Months Ended
Consolidated Statements of Cash Flows	March 31
(Condensed and unaudited)	2010	2009

Operating Activities
Net loss	$(38,747)	$(32,780)
Adjustments to reconcile net loss to
net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	94,197	99,315
Net gain on sale of property, plant & equipment and businesses	(57,165)	(3,227)
Contributions to pension plans	(20,050)	(1,131)
Share-based compensation	5,277	5,791
Deferred tax provision	(32,369)	2,619
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	46,543	36,311
Other, net	8,753	(1,800)
Net cash provided by operating activities	6,439	105,098

Investing Activities
Purchases of property, plant & equipment	(19,759)	(25,638)
Proceeds from sale of property, plant & equipment	1,054	3,070
Proceeds from sale of businesses	51,064	11,537
Increase in restricted cash	(3,643)	-
Redemption of medium-term investments	22	25,203
Other, net	(51)	436
Net cash provided by investing activities	28,687	14,608

Financing Activities
Net short-term borrowings (payments)	63,487	(417,475)
Payment of current maturities and long-term debt	(75,093)	(15,083)
Proceeds from issuance of long-term debt, net of discounts	-	397,660
Debt issuance costs	-	(3,033)
Proceeds from issuance of common stock	11,249	6,800
Dividends paid	(31,600)	(54,069)
Proceeds from exercise of stock options	10,106	2,755
Other, net	400	(9)
Net cash used for financing activities	(21,451)	(82,454)

Net increase in cash and cash equivalents	13,675	37,252
Cash and cash equivalents at beginning of year	22,265	10,194
Cash and cash equivalents at end of period	$35,940	$47,446

Table D

Segment Financial Data and Unit Shipments
	(Amounts in thousands, except per unit data)

	Three Months Ended
	March 31
	2010	2009
Total Revenues
Aggregates segment (a)	$341,316	$401,812
Intersegment sales	(32,058)	(37,138)
Net sales	309,258	364,674
Concrete segment (b)	82,955	114,783
Intersegment sales	(6)	(51)
Net sales	82,949	114,732
Asphalt mix segment	63,604	78,416
Intersegment sales	(632)	-
Net sales	62,972	78,416
Cement segment (c)	17,945	19,741
Intersegment sales	(8,590)	(9,668)
Net sales	9,355	10,073
Total
Net sales	464,534	567,895
Delivery revenues	28,730	32,399
Total revenues	$493,264	$600,294

Gross Profit
Aggregates	$15,368	$63,616
Concrete	(16,092)	(845)
Asphalt mix	1,066	16,162
Cement	552	(1,326)
Total gross profit	$894	$77,607

Depreciation, depletion, accretion and amortization
Aggregates	$73,172	$78,755
Concrete	13,024	12,868
Asphalt mix	2,150	2,029
Cement	4,380	4,645
Corporate and other unallocated	1,471	1,018
Total DD&A	$94,197	$99,315

Unit Shipments

Aggregates customer tons	25,140	29,541
Internal tons (d)	2,291	2,512
Aggregates - tons	27,431	32,053

Ready-mixed concrete - cubic yards	883	1,087
Asphalt mix - tons	1,270	1,398

Cement customer tons	75	67
Internal tons (d)	99	101
Cement - tons	174	168

Average Unit Sales Price (including internal sales)

Aggregates (freight-adjusted) (e)	$10.35	$10.26
Ready-mixed concrete	$87.21	$99.47
Asphalt mix	$49.52	$55.19
Cement	$85.32	$97.00

(a)	Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.
(b)	Includes ready-mixed concrete, concrete block, precast concrete, as well as building materials purchased for resale.
(c)	Includes cement and calcium products.
(d)
Represents tons shipped primarily to our downstream operations (e.g., asphalt mix and ready-mixed concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.

(e)	Freight-adjusted sales price is calculated as total sales dollars (internal and external) less freight to remote distribution sites divided by total sales units (internal and external).

Table E

1. Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows
for the three months ended March 31 is summarized below:

	(amounts in thousands)
	2010	2009

Supplemental Disclosure of Cash Flow Information
Cash paid (refunded) during the period for:
Interest	$7,035	$13,334
Income taxes	(2,657)	(330)

Supplemental Schedule of Noncash Investing and Financing Activities
Accrued liabilities for purchases of property & equipment	10,273	19,082
Debt issued for purchases of property, plant & equipment	-	1,982
Stock issued for pension contribution	53,864	-
Other noncash transactions	-	25

2. Reconciliation of Non-GAAP Measures

Net cash provided by operating activities	$6,439	$105,098
Purchases of property, plant & equipment	(19,759)	(25,638)

Free cash flow	$(13,320)	$79,460

Free cash flow deducts purchases of property, plant & equipment from net cash provided by operating activities.  This financial metric is used by the investment community as an indicator of the company's ability to incur and service debt.  It is not defined by Generally Accepted Accounting Principles (GAAP); thus, it should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP.

This metric is presented for the convenience of investment professionals that use such metrics in their analysis and to provide our shareholders with an understanding of the metrics we use to assess performance and to monitor our cash and liquidity positions. We internally use free cash flow and other such measures to assess the operating performance of our various business units and the consolidated company. We do not use this metric as a measure to allocate resources internally.

Table F

Reconciliation of Non-GAAP Measures
EBITDA and Cash Earnings Reconciliations

	(Amounts in thousands)

	Three Months Ended
	March 31
	2010	2009
Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Cash Earnings

Net cash provided by operating activities	$6,439	$105,099
Changes in operating assets and liabilities before initial
effects of business acquisitions and dispositions	(46,544)	(36,311)
Other net operating items (providing) using cash	95,555	(2,253)
(Earnings) loss on discontinued operations, net of tax	(5,727)	525
Benefit from income taxes	(34,212)	(13,270)
Interest expense, net	43,294	43,124
Less: Depreciation, depletion, accretion and amortization	(94,197)	(99,315)
EBIT	(35,392)	(2,401)
Plus: Depreciation, depletion, accretion and amortization	94,197	99,315

EBITDA	$58,805	$96,914
Less: Interest expense, net	(43,294)	(43,124)
Current taxes	805	15,906
Cash earnings	$16,316	$69,696

Reconciliation of Net Loss to EBITDA and Cash Earnings

Net loss	$(38,747)	$(32,780)
Benefit from income taxes	(34,212)	(13,270)
Interest expense, net	43,294	43,124
(Earnings) loss on discontinued operations, net of tax	(5,727)	525
EBIT	(35,392)	(2,401)
Plus: Depreciation, depletion, accretion and amortization	94,197	99,315

EBITDA	$58,805	$96,914
Less: Interest expense, net	(43,294)	(43,124)
Current taxes	805	15,906
Cash earnings	$16,316	$69,696

EBITDA and Earnings Per Share (EPS) Bridge	Three Months Ended
(Amounts in millions, except per share data)	March 31
	EBITDA	EPS
Continuing Operations - 2009 Actual	$97	$(0.29)
Increase / (Decrease) due to:
Aggregates: Volumes	(28)	(0.18)
Selling prices	2	0.01
Costs	(26)	(0.17)
Asphalt mix	(16)	(0.10)
Concrete	(15)	(0.10)
Cement	2	0.01
Selling, administrative and general expenses (a)	2	0.01
Gain on sale of property, plant & equipment and businesses (a)	37	0.16
Depreciation, depletion, accretion and amortization	n/a	0.03
Interest expense, net	n/a	n/a
Tax rate differential and discrete items	n/a	0.15
Additional shares outstanding and other	4	0.12
Continuing Operations - 2010 Actual	$59	$(0.35)

(a) Excludes the donation of land

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization.  Cash earnings adjusts EBITDA for net interest and current taxes.  These financial metrics are often used by the investment community as indicators of a company’s ability to incur and service debt.  They are not defined by Generally Accepted Accounting Principles (GAAP); thus, they should not be considered as an alternative to net cash provided by operating activities, operating earnings, or any other liquidity or performance measure defined by GAAP.

These metrics are presented for the convenience of investment professionals that use such metrics in their analysis and to provide our shareholders with an understanding of the metrics we use to assess performance and to monitor our cash and liquidity positions.  We internally use EBITDA, cash earnings and other such measures to assess the operating performance of our various business units and the consolidated company. We do not use these metrics as a measure to allocate resources internally.